Rand Capital Announces Quarter End

BUFFALO, NY -- 11/13/2003 -- Rand Capital Corporation (www.randcapital.com) (NASDAQ: RAND) announced that its net asset value for the quarter ended September 30, 2003 is $1.62 per share, including $1.3 million in cash ($0.23 per share).

During the quarter, Rand Capital SBIC, L.P., participated with a syndicate of current investors in a round of financing for Kionix, Inc. (Ithaca, New York) (www.kionix.com), with Rand funding $250,000. This money will be used to further enhance their commercial opportunities in the MEMS field. Kionix is a pioneer in the micro technology world for MEMS based applications, whose advanced micromachining technology was developed at Cornell University.

Also during the quarter, Rand Capital SBIC, L.P. and Advantage Capital Partners (New York, NY) (www.advantagecap.com) partnered with the management team of New Monarch Machine Tool, Inc. (Cortland, NY) (www.monarchmt.com) in a $3.5 million recapitalization of the Company. Rand invested $500,000 in a Senior Term Note and received a warrant for 11% of the common stock. Monarch Machine Tool, Inc. was founded in 1909 and now produces high-end CNC metal cutting vertical and production machining centers. The Company's machines are highly regarded for their precision and rugged durable designs.

Rand also announced that it continues to repurchase shares under its stock buy back program that was previously announced, and have repurchased a total of 44,100 shares to date.

This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's Form 10-Q's filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

Rand Capital Corporation is a publicly held venture capital company, headquartered in Buffalo, New York, registered on the NASDAQ Small Cap Market under the symbol "RAND." Rand's investment strategy is to provide venture capital and expansion capital to emerging businesses, primarily in Upstate New York and the Northeast, through Rand, and its SBIC subsidiary.

CONTACT:
Allen F. Grum
716-853-0802